(1) The amount of shares reported sold includes 9,047,802 shares of Common Stock that were owned of record by Apollo Sylvan, LLC and 502,337 shares of Common Stock that were owned of record by Apollo Sylvan II, LLC.  Apollo Advisors IV, L.P. ("Advisors")
is the general partner of Apollo Investment Fund IV, L.P. ("AIF") and Apollo Overseas
Partners Fund, L.P. ("AOP" and with AIF, the "Apollo Funds"). AIF is the sole member and manager of Apollo Sylvan, LLC ("LLCI") and AOP is the sole member and manager of Apollo Sylvan II, LLC ("LLCII" and with LLCI, the "Members"). Apollo Capital
Management IV, Inc. ("ACM") is the general partner of Advisors. Apollo Management
IV, L.P. ("Management") is the manager of the Apollo Funds. AIF IV Management, Inc.
("AIFM") is the general partner of Management. The Apollo Funds, the Members,
Advisors, ACM, Management, AIFM, and Messrs. Leon Black and John Hannan, the
executive officers and directors of AIFM and ACM, disclaim ownership of all shares in excess of their pecuniary interests, if any, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of section 16 of the Securities Exchange Act of
1934, as amended, or for any other purpose.